Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Financial Results for the Fourth Quarter and
Fiscal Year 2010

Burlington, Mass. — September 2, 2010 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, today announced financial results for its fourth quarter and fiscal year 2010, ended June 30, 2010.

Mark Fusco, Chief Executive Officer of AspenTech, said, “The fourth quarter was a strong finish to our fiscal year.  The combination of customers moving to our new aspenONE licensing model and new and expanded usage drove record quarterly and annual product related bookings that were well above our expectations.  Most important, strong growth in our customer relationships during the fourth quarter contributed to double digit full year growth in the license portion of our total contract value during fiscal 2010.  This reflects the underlying growth of our business, and we are optimistic that AspenTech is well positioned to continue growing its over a billion dollar total contract value in fiscal 2011 and beyond.”

Fusco added, “In addition to validating market acceptance of our new aspenONE licensing model during fiscal 2010, we also made significant progress putting in place the foundation to grow the company’s subscription cash flow model.  We have not sold receivables to raise cash in nearly three years and we have steadily increased the portion of our business where customers have elected annual payment terms over the course of our multi-year contracts.  We believe continued execution of this strategy will lead to strong growth in our free cash flow beginning in fiscal 2011.”

Fourth Quarter Business Highlights

-                    Total contract value at the end of fiscal 2010 was approximately $1.2 billion, an increase of approximately 17% compared to the end of fiscal 2009.  Approximately 10 percentage points of the growth in total contract value during fiscal 2010 was driven by increased license fees, with approximately 7 percentage points of the year-over-year growth related to including maintenance with the company’s new aspenONE licensing model, which was launched at the beginning of fiscal 2010.

-                    Record product related bookings were approximately $138 million for the fourth quarter, leading to record full year product related bookings of approximately $366 million.

-                    Billings backlog was $389 million at the end of the fourth quarter, an increase from $270 million at the end of last quarter and $101 million at the end of fiscal 2009.

-                    The value of contractually committed, future cash collections associated with the company’s subscription and multi-year term contracts was $625 million at the end of the fourth quarter, an increase from $537 million at the end of last quarter and $466 million at the end of fiscal 2009.

-                    The company closed 20 product related bookings of over $1 million during the fourth quarter, and 50 product related bookings between $250,000 and $1 million.

-                    Average deal size for product related bookings over $100,000 was $1.1 million in the fourth quarter.

Summary of Fourth Quarter Financial Results

AspenTech’s total revenue of $38.2 million decreased from $71.3 million in the fourth quarter of the prior year, due primarily to the ratable revenue recognition associated with the company’s new aspenONE licensing model.

•                  Subscription revenue includes all revenue associated with the company’s new aspenONE licensing model. Subscription revenue was approximately $5.9 million in the fourth quarter of fiscal 2010, an increase from $4.0 million last quarter.  No subscription revenue was recorded in the year ago period as the company’s new aspenONE licensing model was launched during the first quarter of fiscal 2010.  Subscription revenue is recognized over the course of the multi-year agreement, and recognition begins when the first payment is due, which is typically 30 days after the contract is signed.

•                  Software revenue includes all non-subscription-based license revenue, including term-based contracts for point products as well as perpetual licenses.  Software revenue was $8.1 million in the fourth quarter of fiscal 2010, compared to $41.6 million in the year ago period. In fiscal year 2010, software revenue related to term contracts is generally recognized over the contract term as payments become due.  In prior fiscal year periods, the company recognized term license revenue predominantly on an up-front basis, and the majority of license bookings were recognized as license revenue in the same period.

•                  Services & other revenue, which includes professional services, maintenance and other revenue, was $24.2 million in the fourth quarter of fiscal 2010, a decrease compared to $29.6 million in the year ago period.

For the quarter ended June 30, 2010, AspenTech reported a loss from operations of $35.6 million due primarily to the ratable revenue recognition associated with the company’s new aspenONE licensing model.  For the quarter ended June 30, 2009, the company reported income from operations of $2.3 million.  Net loss was $34.0 million for the fourth quarter of fiscal 2010, leading to net loss per basic and diluted share of $0.37, compared to net income per diluted share of $0.11 in the same period last year.

AspenTech had a cash balance of $124.9 million at June 30, 2010, an increase of $5.9 million from the end of the prior quarter.  The company did not sell any installments receivable to raise cash during the fourth quarter of fiscal 2010 and it continued to reduce its secured borrowings balance, which was $76.1 million at the end of the quarter, down $11.3 million compared to $87.4 million at the end of the third quarter of fiscal 2010.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, September 2, at 8:00 a.m. (Eastern Time), to discuss the company’s financial results for the fourth quarter and fiscal year 2010 as well as the company’s business outlook.  The live dial-in number is (877) 245-0126, conference ID code 97523083. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 97523083 through September 9, 2010.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2010 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated benefits of AspenTech’s new subscription-based licensing model.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: customers’ failure to adopt the new aspenONE licensing model at the rate expected by AspenTech; AspenTech’s failure to realize the anticipated financial and operational benefits of the new aspenONE licensing model; unforeseen difficulties or uncertainties in the application of accounting standards; weaknesses in our internal controls; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2010	2009
	(In thousands, except per share data)
Revenue:
Subscription	$11,071	$—
Software	42,920	179,591
Total subscription and software	53,991	179,591
Services and other	112,353	131,989
Total revenue	166,344	311,580
Cost of revenue:
Subscription and software	6,437	12,409
Services and other	59,673	63,411
Total cost of revenues	66,110	75,820
Gross profit	100,234	235,760
Operating expenses:
Selling and marketing (1)	97,002	84,126
Research and development (1)	48,228	46,375
General and administrative (1)	63,246	58,256
Restructuring charges	1,128	2,446
Impairment of goodwill and intangible assets	—	623
Total operating expenses	209,604	191,826
(Loss) income from operations	(109,370)	43,934
Interest income	19,324	22,698
Interest expense	(8,455)	(10,516)
Other (expense) income, net	(2,407)	(1,824)
(Loss) income before provision for taxes	(100,908)	54,292
Provision for income taxes	(6,537)	(1,368)
Net (loss) income	$(107,445)	$52,924
(Loss) earnings per common share:
Basic	$(1.18)	$0.59
Diluted	$(1.18)	$0.57
Weighted average shares outstanding:
Basic	91,247	90,053
Diluted	91,247	92,578

(1) Certain costs previously recorded as selling and marketing expense in fiscal 2009 have been reclassified to research and development expense and general and administrative expense.

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
	2010	2009
	(In Thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$124,945	$122,213
Accounts receivable, net	31,738	49,882
Current portion of installments receivable, net	51,729	64,531
Current portion of collateralized receivables, net	25,675	38,695
Unbilled services	1,860	298
Prepaid expenses and other current assets	5,236	9,413
Prepaid income taxes	7,468	13,159
Deferred tax assets	1,632	3,795
Total current assets	250,283	301,986
Non-current installments receivable, net	76,869	113,390
Non-current collateralized receivables, net	25,755	57,671
Property, equipment and leasehold improvements, net	8,057	9,604
Computer software development costs	2,367	3,918
Goodwill	17,361	16,686
Non-current deferred tax assets	11,597	10,788
Other non-current assets	2,424	1,933
Total assets	$394,713	$515,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of secured borrowing	$30,424	$83,885
Accounts payable	6,092	5,135
Accrued expenses	49,890	47,882
Income taxes payable	1,161	1,888
Deferred revenue	67,852	62,801
Current deferred tax liability	398	2,481
Total current liabilities	155,817	204,072
Long-term secured borrowing	45,711	28,211
Deferred revenue	19,427	16,070
Non-current deferred tax liability	956	2,354
Other non-current liabilities	31,832	35,859
Commitments and contingencies:
Series D redeemable convertible preferred stock, $0.10 par value— Authorized— 3,636 shares in 2010 and 2009 Issued and outstanding— none in 2010 or 2009	—	—
Stockholders’ equity:
Common stock, $0.10 par value— Authorized—210,000,000 shares Issued— 92,668,280 shares in 2010 and 90,326,513 shares in 2009 Outstanding— 92,434,816 shares in 2010 and 90,093,049 shares in 2009	9,267	9,033
Additional paid-in capital	515,729	497,478
Accumulated deficit	(391,038)	(283,593)
Accumulated other comprehensive income	7,525	7,005
Treasury stock, at cost—233,464 shares of common stock in 2010 and 2009	(513)	(513)
Total stockholders’ equity	140,970	229,410
Total liabilities and stockholders’ equity	$394,713	$515,976